EXHIBIT 10.12


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                                THE AVON PRODUCTS, INC.

                                DEFERRED COMPENSATION PLAN



                 (as amended and restated as of January 1, 1996)





































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THE AVON PRODUCTS, INC. DEFERRED COMPENSATION PLAN

     1. Purpose: Under the terms of the Plan, a director or an elected or appointed officer of Avon Products, Inc. (the "Company") may defer receipt of all or part of his or her award payable under the Management Incentive Plan, or other annual incentive award for a particular calendar year (collectively referred to as "Annual Bonus"). In addition, a director or officer may defer receipt of all or part of his or her cash award otherwise payable in 1997 under the 1994 Long Term Incentive Plan or otherwise payable in future years under the 1997 Long Term Incentive Plan or other Long Term Incentive Plans (collectively referred to as "LTIP Bonus"). In addition, if an eligible officer or director is a participant in the Avon Employees' Savings and Stock Ownership Plan or its successor (the "Savings Plan"), he (i) may elect to defer receipt of all or a portion of those before-tax contributions, and (ii) shall be credited with those matching contributions, which would have been made to the Savings Plan had his compensation not been reduced by the deferral of compensation, or limited by maximum contribution levels or the limitation on annual compensation set forth under Code Section 401(a)(17).

     2. Eligibility: All Officers and directors of the Company may participate in the Plan (collectively referred to as the "Participants"). Notwithstanding the foregoing, the continued Plan participation of a Participant may be suspended in accordance with
Section 14.

     3. Deferral of Annual Bonus: Each Participant may elect to defer all or a portion of his Annual Bonus for each calendar year. The amount or percentage of the Annual Bonus to be deferred for a calendar year is at the discretion of the Participant, except that the elected amount or percentage must be at least equal to the lesser of $1,000 or 100% of the cash portion of such Bonus. An election by a Participant to defer all or part of such Bonus must be made prior to the end of the calendar year for which the Annual Bonus is paid. (For example, the Annual Bonus for 1996 will be paid in 1997, but the election to defer has to be made in 1996.) Each such election is only valid for the calendar year in which it is made and a new election must be made for each subsequent calendar year in which the Participant chooses to participate. The election must include an election of the method of payment as specified in Section 9 or 9A.

     3A. LTIP Bonus The amount or percentage of an LTIP Bonus to be deferred will be elected at the discretion of the Participant in the same manner as described in Section 3, with separate elections required for each Long Term Incentive Plan, and in each instance to include an election as to the method of payment as specified in either Sections 9 or Section 9A.




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     4.  Deferral of Savings Plan Contributions:  Each Participant (I)
may elect to defer receipt of all or a portion of the Before-Tax Participant Contributions (as defined in the Savings Plan) which would have been permitted to be made under the Savings Plan for a Plan year, as if subsections (a) through (d) below applied, in excess of the Before-Tax Participant Contributions actually made by such Participant to the Savings Plan for such Plan Year, and (ii) shall be credited with those matching contributions which would have been made under Section
3.3 of the Savings Plan for a Plan Year in excess of those matching contributions actually made to the Savings Plan for such Plan Year, as if

     (a)  the limitations of Code Section 415 were not applicable, and

     (b) the limitations of Code Section 401(a)(17) were not applicable, and

     (c) the limitations of Code Section 402(g) were not applicable, and

     (d) the definition of compensation under the Savings Plan included any compensation electively deferred by a member for the Plan Year (as that term is defined in the Savings Plan) to a deferred compensation plan or program maintained by the Company.

          The election to defer pursuant to this Section 4 must be made independently from any bonus deferral election pursuant to Sections 3 or 3A, and prior to the performance of the services to which the compensation deferral relates. Each such election is valid only for the present calendar year, and a new election must be made for each subsequent year in which the officer or director chooses to participate in the Plan.

     5.  Crediting of Deferred Amounts:   The Company shall establish
and maintain individual accounts under the name of each Participant who elects to defer compensation under Sections 3, 3A or 4 above. Bonus deferrals under either Section 3 or Section 3A will be credited to a Participant's account as of the date the Annual Bonus or LTIP Bonus, whichever is applicable, would otherwise be payable. Deferred compensation under Section 4 will be credited to a Participant's account as of the date of withholding, along with associated matching contributions.

     6. Interest: Interest will be accrued from the date in which the funds are credited to a Participant's account. Except as provided below, interest on amounts deferred with respect to calendar years before 1990 will be compounded annually at an interest rate equal to Moody's Composite Bond Average (determined as of the date of deferral and on each anniversary thereof) plus four percentage points, or such higher rates as the Company may deem appropriate. Amounts deferred with



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respect to calendar years after 1989 shall bear interest at a rate determined by the Company, but in no event shall such interest rate be less than equal to the average annual yield on long term (30 years) U.S. treasury bonds (the "T-Bill Rate") as reported in the Federal Reserve Bulletin (determined as of the date of deferral and on each anniversary thereof). The Company shall have the right to lower any interest rate payable on a prospective basis, but not below the T-Bill Rate. Interest will continue to be credited and compounded until the Valuation Date (as defined below) preceding the final payment made to a Participant or a Participant's beneficiary.

     7. Valuation of Accounts: The value of each Participant's account, including accrued interest will be calculated on December 31 of each year (the "Valuation Date").

     8.  Hardship Withdrawals:   At any time prior to commencement of
benefits pursuant to Sections 9 or 9A, a Participant may request a withdrawal of all or a portion of the amounts he has previously deferred under the Plan. Such a request shall be approved by the Company only upon a finding that the Participant has suffered a hardship as defined under the Savings Plan, or as defined by any regulations promulgated under Code Section 401(k). In the event such a withdrawal is approved, payment of all or a portion of the amounts deferred by a Participant, together with annual interest compounded as of the date such withdrawal is approved, shall be made as soon as practicable to the Participant. Any benefits otherwise payable hereunder shall be adjusted for such financial hardship payment.

     9. Payment of Deferred Compensation: Except as modified by Sections 9A, 10 or 11 below, a Participant's account shall be payable in cash in a single payment on January 15 of the first full calendar year following severance of employment or, if so elected, in annual installments commencing on January 15 of the first full calendar year following severance of employment and continuing on each subsequent January 15 for the period elected. For purposes of this Plan, severance of employment means severance for any reason including, but not limited to, death, retirement, resignation or disability under the Company's Long Term Disability Plan. If severance is due to disability, as defined under the Company's Long Term Disability Plan, the Participant, with the Company's consent, may elect to receive all or a portion of the accrued account upon such Disability; otherwise, the Participant's account will continue to accrue interest on the deferred amounts and will not become payable until final separation from the Company.

          A Participant shall elect prior to retirement or termination of employment to receive his or her account in a single payment or in annual installments up to a maximum of 15 annual installments. A Participant may change his or her payout election at any time up to the effective date of retirement or termination of employment but may not make any change thereafter, with no payment to be made prior to the date indicated by the preceding paragraph.



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          Should a participant elect installment payments, the amount of the first installment payment will be a fraction of the value of the Participant's deferred compensation account on the preceding Valuation Date, the numerator of which is one (1) and the denominator of which is the total number of annual installments elected. (If a Participant elects one installment, the Participant's entire account balance will be distributed in a single sum on the distribution date.) The amount of each subsequent payment will be a fraction of the remaining value of the Participant's deferred compensation account on the Valuation Date preceding each subsequent installment date, the numerator of which is one (1) and the denominator of which is the total number of installments elected minus the number of installments previously paid. Interest shall continue to accrue on the unpaid balance of the account.

     9A.  In-Service Payment Option   Effective with respect to any
deferral of Annual Bonus, or LTIP Bonus otherwise payable in 1997 or subsequent years, and/or any Savings Plan Contributions Deferral for 1997 or subsequent years, a Participant can elect prior to the year in which the payment(s) would otherwise be made, to have payment of a specified portion of his or her deferred account (allocated solely to such compensation) payable on January 15th of an irrevocably designated subsequent year. Such "In-Service" deferred compensation payment will be made at such time notwithstanding that the Participant may not have by then terminated employment. If, however, a Participant in fact terminates employment for any reason prior to such designated date, including death, such In-Service deferred amount will in all cases be distributed in a lump sum as of the January 15th next following such termination.

     10. Death of a Participant In the event of a Participant's death prior to termination of employment, the Participant's designated beneficiary will receive payment of the account as of the January 15th of the year next following, in the payout manner which the Participant had elected, i.e. either in a lump sum or in annual installment payments commencing as of such January 15th. The unpaid portion of an account allocated to an In-Service payout election, however, will in all cases be distributed in a lump sum as of the January 15th next following the Participant's death.

          In the event that a Participant dies after severance of employment, the balance of the Participant's unpaid account shall continue to be paid to the Participant's designated beneficiary in the manner of payment previously elected by the Participant.

          In the event that a Participant is not survived by a designated beneficiary, or such designated beneficiary subsequently dies before all installment payments have been made, remaining account payments will be made to the Participant's surviving spouse, if any, otherwise to the Participant's estate.





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     11.  Change of Control:  Notwithstanding the foregoing, upon the occurrence of a Change of Control (as defined below), the Plan shall automatically terminate and the total deferred amount, plus interest, then standing to the credit of each Participant under the Plan (including a Participant who has terminated employment with the Company and elected to receive distributions in installments) shall be paid to such Participant in a single lump sum as soon as practicable but in no event later than fifteen (15) business days following such Change of Control. Any payment made after such fifteenth business day shall bear additional interest from the date of such Change of Control until the date of payment at the highest rate of interest applicable to any deferral in effect under the Plan at the time of such Change of Control.

     (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the corporation where such acquisition causes such person to own 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); provided, however, that for purposes of this Subsection (a), the following acquisitions shall not be deemed to result in a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii), and (iii) of Subsection (c) below; and provided, further, that if any Person's beneficial ownership of the Outstanding Corporation Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (i) or (ii) above, and Person subsequently acquires beneficial ownership of additional voting such securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Corporation Voting Securities; or

     (b) individuals who as of the date hereof, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the effective date of this provision whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

     (c)  the approval by the shareholders of the Company of a



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reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Business Combination") or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

     (d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

          Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred with respect to an individual by reason of any actions or events in which such individual participates in a capacity other than in his capacity as officer or employee of the Company (or as a member of the Board of Directors of the Company or a Subsidiary, where applicable).

     12.  Administration of the Plan:   The Company shall be the
administrator of the Plan and shall have the discretionary authority to determine all questions arising in connection with the Plan including its interpretation, and may adopt procedural rules and may employ and rely on such legal counsel, accountants, and agents as it may deem advisable to assist in the administration of the Plan. Decisions of the Company shall be conclusive and binding on all persons.

     13. Amendment or Termination of the Plan: The Company reserves the right, at any time, and from time to time, and retroactively as



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deemed necessary or appropriate, to amend or modify in whole or in part any or all of the provisions of the Plan, including the right to discontinue contributions, provided that no such amendment or modification shall adversely affect the benefits accrued under the Plan prior to the effective date of such amendment or modification. The Company may terminate the Plan for any reason at any time, provided that such termination shall not adversely affect the benefits accrued under the Plan prior to such effective date of such termination.

     14.  Suspension of Deferrals:   Notwithstanding any other provision
of this Plan, a Participant shall be suspended from continued participation under this Plan for the twelve (12) month period immediately following the date on which the Participant receives any hardship distribution from any Company Savings Plan qualified under Code
Section 401(k).

     15.  No Employment Rights:   The existence of the Plan or of a
deferral agreement does not constitute a contract for continued employment between a Participant and the Company. The Company reserves the right to modify a Participant's compensation and to terminate a Participant for any reason at any time, notwithstanding the existence of this program or of a deferral agreement. The Company reserves the right not to grant awards to Participants for any reason.

     16.  Segregation of Monies Not Required:   Nothing contained in
this Plan or in a deferral agreement shall require the Company to segregate any monies from their general funds, or to create any trusts, or to make any special deposits for any amounts to be paid to any Participant, beneficiary or contingent beneficiary. Neither the Participant, his beneficiary, contingent beneficiary, heirs or personal representatives shall have any right, title or interest in or to any funds of the Company on account of this program or on account of having completed a deferral agreement.

     17. Restriction on Transfer: The right to receive any benefits under this Plan may not be transferred, assigned, subject to garnishment, attachment or other legal equitable process without the prior written consent of the Company.

     18. Application of Law: The provisions of this Plan shall be construed in accordance with the Employee Retirement Income Security Act of 1974, as amended, and to the extent not superseded thereby, in accordance with the laws of the State of New York.